EXHIBIT 2

                    LETTER FROM REGISTRANT TO AMISAON HANSON


                                   LEGALPLAY
                               ENTERTAINMENT INC.


                  206-388 Drake Street, Vancouver, BC  V6B 6A8

July 20, 2006

Mr. Kevin Hanson
Amisano Hanson Chartered Accountants
Suite 604, 750 West Pender Street
Vancouver, BC V6C 2T7

RE:  LEGALPLAY ENTERTAINMENT INC. AUDITED FINANCIAL STATEMENTS


Dear Mr. Hanson

Please be advised that as per a corporate resolution dated July 20, 2006, LegalPlay Entertainment Inc. has decided to retain the services of Dale Matheson Carr-Hilton Labonte Chartered Accountants, as our corporate auditors.

Dale Matheson Carr-Hilton Labonte Chartered Accountants will be responsible for auditing the Company's December 31, 2006 year end accounts.

We would appreciate it if you would co-operate with Dale Matheson Carr-Hilton Labonte Chartered Accountants and provide them with any information they require to complete their audit.

It has been a pleasure working with you and we hope we will be in a position to use your services in the future.



Yours sincerely,
LEGALPLAY ENTERTAINMENT INC.


/s/ Cecil Morris
Cecil Morris
President

cc  Rakesh Patel and Ed Snider
    Dale Matheson Carr-Hilton Labonte Chartered Accountants
    Suite 1500, 1140 West Pender Street
    Vancouver, BC V6E 4G1